EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-50833 and No. 333-93809) and on Form S-8 (No. 333-57287 and
No. 333-84245) of FiNET.com, Inc. and subsidiaries and in the related Prospectus of our report dated July 9, 1998 (with respect to Note C July 31, 1998) with respect to our audit of the financial statements (not separately included in the Form 10K of FINET.com for the year ended December 31, 2000) of Coastal Federal Mortgage Company, a wholly owned subsidiary of FiNET.com for year ended April 30, 1998.

Richard A. Eisner & Company, LLP

Florham Park, New Jersey
March 30, 2001